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FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION
-------                                           Washington D.C.  20549

[ ] Check this box if                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer Subject
    to Section 16.      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Form 4 or Form 5      Section 17(a) of the Public Utility Holding Company Act of 1935 or
    obligations may               Section 30(f) of the Investment Company Act 1940
    Continue. See
    Instructions 1(b)
- --------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person  |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|  Tilton        James            D      |  Thoroughbred Interests, Inc. (TBIN)        |                                       |
|----------------------------------------|---------------------------------------------| _X_ Director       _X_ 10% Owner      |
|   (Last)        (First)        (MI)    |3.IRS Number of       |4.Statement for Month/|                                       |
|  c/o Thoroughbred Interests, Inc.      |  Reporting Person    |  Year                | _X_ Officer (give  ___ Other          |
|                                        |  (Voluntary)         |                      |       title below)     (Specify below)|
|  127 S. 6th Street                     |                      |   09-26-02           |                                       |
|----------------------------------------|                      |                      | CEO/President/Secretary               |
|          (Street)                      |                      |----------------------|---------------------------------------|
|                                        |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
|  Louisville           KY        40202  |                      |                      | _X_ Form filed by One Reporting Person|
|----------------------------------------|                      |                      |                                       |
|  (City)            (State)     (Zip)   |                      |                      | ___ Form filed by More than one       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|                                                                                                                              |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |2A    | 3.Trans.  |4.Security Acquired (A) or|5.Amount of    |6.        |7.Nature of|
|  (Instr. 3)                |  tion Date  |Deemed|  Code     |  Disposed of (D)         |  Securities   |Ownership |  Indirect |
|                            | (Mon/Day/Yr)|Execu | (Instr. 8)|  (Instr. 3, 4 & 5)       |  Beneficially |Form Dir. |  Beneficial|
|                            |             |-tion |           |  Owned at End |(D) or    |  Ownership    |
|                            |             |Date, |Code | V   |               |(A)       |               |  of Month|Indirect    |
|                            |             |if    |     |     |      Amount   |(D)  |Price| (Instr. 3&4) |(I)       |  (Instr. 4)|
|                            |             |any   |     |     |               |           |              |          |           |
|                            |             |(Mon/ |     |     |               |           |              |          |          |
|                            |             | Day/ |     |     |               |           |              |          |          |
|                            |             | Yr)  |     |     |               |           |(Instr. 4)    |          |          |
|----------------------------|-------------|----- |-----|-----|---------------|------|----|---------------|----------|---------|
| Common Stock               | 9/26/02    |9/26/02|  S  |     |      750,000  | D   | N/A* | 19,765,500|  |    D     |         |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
|                            |             |     |    |               |    |        |               |          |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
|                            |             |     |    |               |    |        |               |          |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|

*For services rendered

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible securities)
-------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Trans- |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|action   |  Derivative     |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:

                                     /s/ James D. Tilton               9/26/02
                                     ------------------------------- ----------
                                         Signature                      Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.